Exhibit 99.1

NOTICE OF REDEMPTION

Alabama Gas Corporation

5.70% Notes due January 15, 2035

(CUSIP No. 010284AK3)

December 15, 2014

NOTICE IS HEREBY GIVEN THAT, pursuant to paragraph 2 on the reverse side of the 5.70% Notes due January 15, 2035 (CUSIP No. 010284AK3) (the “Notes”) and Section 402 of the Indenture dated as of November 1, 1993, as amended, supplemented or otherwise modified (the “Indenture”), between Alabama Gas Corporation (“Issuer”) and The Bank of New York Mellon Trust Company, N.A., (as successor to NationsBank of Georgia, National Association), as Trustee (the “Trustee”), the Issuer has elected to redeem (the “Redemption”) $34,785,000 aggregate principal amount, constituting the entire principal amount of the outstanding Notes on January 15, 2015 (the “Redemption Date”) at a redemption price of 100.00% of the outstanding principal amount thereof (the “Redemption Price”), plus accrued but unpaid interest up to the Redemption Date in the amount of $495,686.25. This notice is delivered pursuant to Section 404 of the Indenture.

The CUSIP number listed above is for informational purposes only. No representation is made as to the correctness or accuracy of the CUSIP number listed in this notice or printed on the Notes.

Payment of the Redemption Price of the Notes, plus accrued but unpaid interest will be made on the Redemption Date upon presentation and surrender of your Notes to The Bank of New York Mellon Trust Company, N.A. (the “Paying Agent”), by hand or by mail at the following locations:

First Class The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057	Overnight Courier / Registered or Certified Mail The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057	By Hand Only The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057

To confirm by telephone or for information on the Redemption, please call 1-800-254-2826.

For Notes surrendered by mail, the use of registered or certified mail is suggested.

On the Redemption Date, the Redemption Price will become due and payable upon each Note to be redeemed. Unless the Issuer fails to pay the Redemption Price on the Redemption Date or to set apart funds for such Redemption, or the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture, interest on the Notes to be redeemed will cease to accrue on and after the Redemption Date.

For all purposes of the Indenture, the Notes will be deemed to be no longer outstanding from and after the Redemption Date, and all rights with respect thereto, except as stated herein, will cease as of the close of business on that same date and the only remaining right of holders of the Notes is to receive payment of the Redemption Price, upon surrender to the Paying Agent of the Notes redeemed.

IMPORTANT TAX NOTICE

Holders must furnish a properly completed and signed Form W-9 when submitting the Notes. Federal law may require paying agents making payments of interest or principal to withhold a 28% tax from remittances to individuals who have failed to furnish the paying agent with a valid taxpayer identification (Social Security) number.